UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2009

PERCEPTRON, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	0-20206	38-2381442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-2461
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 414-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition

On February 2, 2009, Perceptron, Inc. (the “Company”) announced preliminary financial results for the second quarter of fiscal 2009 and the implementation of a significant cost reduction plan for its Automated Systems business unit, which is discussed in more detail in Item 2.05 below.  Attached hereto and incorporated by reference as Exhibit 99.1 is the press release relating to these announcements.  Such information, including Exhibit 99.1 attached hereto under Item 9.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 2, 2009, the Company announced that it had implemented a significant cost reduction plan for its Automated Systems business unit pursuant to which it intends to reduce its workforce by approximately 12% or approximately 30 positions in North America and Europe.  The workforce reductions were principally made in North America, with a small number in Europe.  The cost reduction actions were focused primarily on the Company’s North American Automated Systems business.  There were no reductions made in the Company’s commercial product plans or personnel.  While the Company made no reductions in personnel in Asia, the Company plans to leave open positions unfilled.  The Company substantially completed the workforce reduction by the end of January 2009.

The personnel reductions, together with other anticipated cost-saving initiatives across the Company, are expected to result in a reduction in operating expenses of approximately $4.7 million on an annualized basis, most of which the Company believes will become effective by the beginning of the fourth quarter of fiscal 2009.

As a result of the reduction in workforce, the Company expects to record a charge of approximately $1.0 million relating to employee termination benefits in the third quarter of fiscal 2009.  The employee termination benefits consist of severance payments based on the employee’s length of service with the Company, continued healthcare and dental benefits until April 30, 2009 and outplacement assistance.  Payment of these termination benefits is contingent on the affected employee entering into a separation agreement with the Company containing a general release of claims against the Company.  The Company’s estimated restructuring charge is based on a number of assumptions.  Actual results may differ materially and additional charges not currently expected may be incurred in connection with, or as a result of, the reductions.

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements with respect to the Company’s cost reduction initiatives and workplace reduction plan, including the planned reduction of approximately 30 positions; the Company being able to reduce costs, streamline operations, and improve its cost structure in the current and projected Automated Systems business environment; the restructuring plan resulting in a projected reduction in operating expenses of approximately $4.7 million on an annualized basis; the Company’s anticipated cost-savings initiatives across the organization; the restructuring charges the Company expects  to record; and the restructuring charges to be recorded in the third quarter of fiscal 2009.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the Company’s ability to successfully implement its cost reduction initiatives and workforce reduction plan and reduce expenses; the impact of the workforce reduction on the Company’s business, including a potential adverse impact on revenues and the Company’s research and development activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce and other anticipated cost-saving initiatives across the organization; the ability of the Company to attract and retain qualified personnel; and certain other factors that may affect future operating results, which are detailed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission and other reports filed with the SEC.

In addition, the statements in this Current Report on Form 8-K represent the Company’s expectations and beliefs as of the date of this report.  The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this report.

A copy of the press release regarding this announcement is attached hereto and incorporated by reference as Exhibit 99.1.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

The following exhibit is furnished, and not filed, pursuant to Item 2.02:

99.1	Press Release of Perceptron, Inc. dated February 2, 2009 regarding Preliminary Second Quarter Fiscal 2009 Results and Cost Reduction Initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.
(Registrant)

Date:February 4, 2009	/s/ John H. Lowry III
By: John H. Lowry III
Title: Vice President

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Perceptron, Inc. dated February 2, 2009 regarding Preliminary Second Quarter Fiscal 2009 Results and Cost Reduction Initiatives.